EXHIBIT 10.1

ADAPTIVE BIOTECHNOLOGIES CORPORATION

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is entered into by and between Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), and [Insert Name] (“Executive”). The terms of this Agreement will become effective on the Effective Date (as defined below).

1.At-Will Employment. The parties agree that Executive’s employment with the Company is “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

2.Severance Benefits.

(a)Qualifying Termination Outside of Change in Control Period. Following the Effective Date, if outside of the Change in Control Period the Company (or its successor) terminates Executive’s employment with the Company for a reason other than Cause, death or disability, or Executive resigns Executive’s employment for Good Reason, Executive will be eligible to receive the following severance pay and benefits subject to Executive’s continued compliance with the obligations set forth in Executive’s nondisclosure and assignment agreement, dated [__________, 20__] (the “NDAA”) and Sections 3 and 4 below:

(i)Cash-based Severance. A lump-sum severance payment equal to (x) the Monthly Factor multiplied by (y) Executive’s base salary as in effect on the Executive’s termination date, which amount will be paid on the first payroll period after the 60-day anniversary of Executive’s termination date.

(ii)Continued Employee Benefits. If Executive elects group health insurance continuation coverage pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for Executive, including Executive’s eligible and covered dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents, as applicable, until the earlier of (A) a period of [12] [6] [3] months from the date of Executive’s termination of employment, (B) the date upon which Executive and Executive’s eligible dependents, as applicable, become covered under similar plans of another employer, or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). If the Company, however, determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly cash payment for  [12] [6] [3] months, which will be payable on the last day of a given month in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the date upon which Executive obtains other employment. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

EXHIBIT 10.1

(b)Qualifying Termination Within Change in Control Period. If within the Change in Control Period the Company (or its successor) terminates Executive’s employment with the Company for a reason other than Cause, death or disability, or Executive resigns Executive’s employment for Good Reason, Executive will be eligible to receive the following benefits:

(i)Cash-based Severance. An amount equal to the sum of: (x) the product of (1) the Change In Control  Monthly Factor multiplied by (2) Executive’s base salary as in effect on the Executive’s termination date PLUS (y) the product of (1) the Change in Control Monthly Factor multiplied by (2) Executive’s base salary as in effect on the Executive’s termination date multiplied by (3) Executive’s target annual cash bonus percentage in the year of Executive’s termination, which will be paid on the first payroll period after the 60-day anniversary of Executive’s termination date.

(ii)Acceleration of Equity Awards. All outstanding and unvested Company equity  awards that, in each case, are solely subject to time-based vesting will immediately accelerate as to 100% of the unvested portion of each such award immediately prior to Executive’s termination.

(iii)Continued Employee Benefits. If Executive elects group health insurance continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive, including Executive’s eligible and covered dependents, the Company will reimburse Executive for the COBRA Premiums until the earlier of (A) a period of [18] [12] [6] months from the date of Executive’s termination of employment, (B) the date upon which Executive and Executive’s eligible dependents, as applicable, become covered under similar plans of another employer, or (C) the date upon which Executive ceases to be eligible for coverage under COBRA.  If the Company, however, determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly cash payment for [18] [12] [6] months, which will be payable on the last day of a given month in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the date upon which Executive obtains other employment. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(c)Voluntary Resignation; Termination for Cause, Death or Disability. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason), (ii) for Cause by the Company, or (iii) due to Executive’s death or disability, then Executive will not be entitled to receive any severance pay or benefits.

(d)Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company, Executive will be entitled to receive all expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(e)Exclusive Remedy. In the event of a termination of Executive’s employment with the Company, except as otherwise set forth in a written agreement signed by Executive and by an authorized representative of the Company, the provisions of this Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 2.

EXHIBIT 10.1

3.Conditions to Receipt of Severance.

(a)Separation Agreement and Release of Claims. The receipt of any severance pay and benefits pursuant to Section 2 hereof are subject to and conditioned upon:

(i)Executive resigning from all positions Executive may hold as an officer or director of the Company and all of its Affiliates, and executing all documents the Company determines, in its sole discretion, are necessary to effectuate such resignations prior to the Release Deadline (as defined below) (such resignation and execution of applicable documents, the “Resignations”), and

(ii)Executive signing and not revoking a separation agreement and release of claims on the Company’s standard form of agreement for senior employees and executives (the “Release”) that becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance pay and benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 3(b), any installment payments that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Release becomes effective and irrevocable, and the remaining payments will be made as provided in this Agreement.

(b)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 60th day following Executive’s separation from service, or, if later, such time as required by Section 3(b)(iii). Except as required by Section 3(b)(iii), any installment payments that would have been made to Executive during the 60-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the 60th day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first 6 months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date 7 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the 6-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

EXHIBIT 10.1

(v)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

(vi)The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the severance pay provided under Section 2 of this Agreement may be considered “nonqualified deferred compensation” under Section 409A due to the terms and conditions previously set forth in Executive’s Prior Employment Agreement, if applicable. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. The Company makes no guarantee of any particular tax result with respect to the payments and benefits provided hereunder, and in no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

4.Limitation on Payments. In the event that any payment or benefit pursuant to this Agreement or otherwise that Executive would receive in connection with a change in control or ownership of the Company (a “Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause the following:

(i)payment in full of the entire amount of the Transaction Payments (a “Full Payment”), or

(ii)payment of only a part of the Transaction Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”),

whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Transaction Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive; provided that in each case, the reduction of payments and benefits shall be implemented in a manner that does not violate Section 409A of the Code. In the event that acceleration from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant. The Company shall appoint a nationally recognized independent registered public accounting firm, executive compensation consulting firm, or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations required to be made hereunder. The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. If firm determines that no Excise Tax is payable with respect to the Transaction Payments, either before or after the application of the Reduced Amount, it shall furnish the Company with an opinion reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Transaction Payments. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon Executive.

EXHIBIT 10.1

5.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)Affiliate. “Affiliate” means any parent or subsidiary of the Company.

(b)Cause. “Cause” has the meaning set forth in Section 2.1(g) of the Company’s 2019 Equity Incentive Plan, as amended.

(c)Change in Control. “Change in Control” has the meaning set forth in Section 2.1(h) of the Company’s 2019 Equity Incentive Plan, as amended.

(d)Change in Control Monthly Factor. “Change in Control Monthly Factor” means [18][12][6], divided by 12. [As an example, if Executive has a base salary of $300,000 at the time of termination, a target bonus percentage of 40%, and a Change in Control Monthly Factor of 6/12, the Executive  would be entitled to payment under Section 2(b)(i) of $210,000.  ([6/12] * $300,000) + ([6/12] * $300,000 * 40%).]

(e)Change in Control Period. “Change in Control Period” means the 15-month period beginning 3 months prior to and ending 12 months following a Change in Control.

(f)Code. “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g)Deferred Payment. “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered nonqualified deferred compensation under Section 409A.

(h)Good Reason. “Good Reason” means, without Executive’s written consent, (i) a material reduction in Executive’s authority, duties or responsibilities with the Company relative to Executive’s authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, any change immediately following a Change in Control to a functionally comparable position with the Company’s successor or within its group of controlled corporations shall not constitute Good Reason hereunder, (ii) a material reduction in the Executive’s base compensation, other than in connection with simultaneous reductions in all other senior executives at the vice president level or above of equal or greater amount in percentage terms, (iii) a material change in the geographic location at which Executive must perform the his or her duties (which, for purposes of this Agreement, means a change of geographic location from which the Executive is principally employed to a location more than fifty (50) miles from the location of his or her principal employment immediately prior to the relocation); or (iv) a material breach by the Company of this Agreement or any other agreement between Executive and the Company; provided, however, that for “Good Reason” to be established under this Agreement, Executive must provide written notice to the Company’s Board of Directors within 30 days immediately following such events described in (i) through (iv) hereof, the Company must fail to cure such event within 30 days after receipt of such notice, and Executive’s resignation must be effective not later than 90 days after the expiration of such period to cure.

(i)Monthly Factor. “Monthly Factor” means [12][6][3], divided by 12.  [As an example, if Executive has a base salary of $300,000 at the time of termination, and a Monthly Factor of 3/12, the Executive would be entitled to payment under Section 2(a)(i) of $75,000 ([3/12] * $300,000).]

(j)Section 409A. “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(k)Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the

EXHIBIT 10.1

Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

6.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

7.Integration. This Agreement (and the plans and agreements incorporated by reference) represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral regarding Executive’s severance pay, severance benefits, equity award vesting acceleration rights, including without limitation as set forth in that certain [employment letter agreement, dated _______, 20__ and the Change in Control Agreement set forth in Exhibit __ thereof [and the severance letter agreement, dated _______, 20__] (the “Prior Employment Agreement”)]. For the avoidance of any doubt, this Agreement does not modify Executive’s NDAA in any respect. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

8.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

9.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

10.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Executive acknowledges and agrees that Executive is solely responsible for all individual taxes imposed on the payments and benefits made and provided under this Agreement, including taxes imposed under Section 409A.

11.Governing Law. This Agreement will be governed by the laws of the State of [Washington] (with the exception of its conflicts of law provisions).

12.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

13.Counterparts. This Agreement may be executed in counterparts and be delivered electronically, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

EXHIBIT 10.1

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year set forth below (the “Effective Date”).

COMPANY:

ADAPTIVE BIOTECHNOLOGIES CORPORATION

By:

Name:

Title:

EXECUTIVE:

(Signature)

(Date)

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